PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 1 to
PROSPECTUS SUPPLEMENT                    Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated May 7, 1999
                                                               Rule 424(b)(3)

                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Fixed/Floating Rate Senior Bearer Notes Due 2014

                              --------------

               We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed/Floating Rate Notes Due 2014) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

               We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

               We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:        Euro 10,000,000

Maturity Date:           May 21, 2014

Settlement Date
  (Original Issue Date): May 21, 1999

Interest Accrual Date:   May 21, 1999

Issue Price:             100%

Specified Currency:      Euro

Redemption Percentage
  at Maturity:           100%

Initial Redemption
    Percentage:          N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Rate:           The greater of (i) 84% of the Reference Rate and
                         (ii) the Minimum Interest Rate, calculated on a 30/360 day basis.

                         Reference Rate means the Ten Year Constant
                         Maturity Swap Rate as described under "Other
                         Provisions" below.

Maximum Interest Rate:   N/A

Minimum Interest Rate:   4.00% per year

Interest Payment Dates:  Each May 21, commencing May 21, 2000, provided that if any such day (except the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment Period: Annually

Calculation Agent:       The Chase Manhattan Bank (London)

Interest Reset Dates:    Each Interest Payment Date

Interest Reset Period:   The period from and including an Interest Reset
                         Date to but excluding the immediately succeeding
                         Interest Reset Date

Interest Determination
  Date: For each Interest Reset Date, the second TARGET Settlement Day immediately preceding such Interest Reset Date

Denominations:           Euro 100,000

Common Code:             9759913

ISIN:                    XS0097599137

Other Provisions:        See below.

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                        MORGAN STANLEY DEAN WITTER


Ten Year Constant
    Maturity Swap
    Rate: (i) The rate appearing on the Relevant Screen Page (as specified below) at 10:00 a.m., London time, on the applicable Interest Determination Date under the heading "[AS AT 10:00 LDN TIME VS 6M EURIBOR]", under the subheading "[MEAN]", and appearing in the row "10 Year", being the mean swap rate for 10-year Euro deposits against 6 month EURIBOR appearing at such time; (ii) in the event no such rate appears on the Relevant Screen page on such Interest Determination Date, the Ten Year Constant Maturity Swap Rate will be determined on the basis of the mid-market annual swap rate quotations provided by the Reference Dealers (as defined below) at approximately 10:00 a.m., London time, on the applicable Interest Determination Date, and for this purpose, the annual swap rate means the mean of the bid and offered rates for the fixed leg, paying annually (against 6-month EURIBOR paying semi-annually) of a fixed-for-floating Euro interest rate swap transaction with a term equal to 10 years commencing on the applicable Interest Reset Date and in a Representative Amount with an acknowledged dealer of good credit in the swap market; or (iii) in the event no Reference Dealers provide a quotation to the Calculation Agent pursuant to (ii) above, the Ten Year Constant Maturity Swap Rate as established on the immediately preceding Interest Reset Date.

                    In the case of (ii), the Calculation Agent will request the principal Euro-zone (as defined below) office of each of the Reference Dealers to provide a quotation of its rate and if at least three quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest quotations).

                    For the purposes of (ii) above, "Reference Dealers" means four major dealers in the Euro-zone market selected by the Calculation Agent for the purposes of providing quotations as provided above.

                    For the purposes of (ii) above, "Representative Amount" means an amount that is representative for a single transaction in the relevant market at the relevant time.

                    For the purposes of (ii) above, "Euro-zone" means the region comprised or member states of the European Union that adopt the single currency in accordance with the EC Treaty.

                    Relevant Screen Page: Telerate Page 42281, being the page designated as Page 42281 on Telerate, or such page as may replace such page on such service for the purposes of displaying such rates.